EXHIBIT 2.1

                                    AGREEMENT

         This Agreement is by and between Environmental Alternatives, Inc., a Vermont corporation, (hereinafter "EAI"), including its successors and assigns and Safe Alternatives Corporation of America, Inc., a Florida corporation, including its successors and assigns, officers, directors, employees, servants, agents, and those acting upon its behalf (hereinafter "SACA"). This Agreement is dated as of June 30,2002.

         WHEREAS, SACA desires to sell all of its assets, including but not limited to its equipment, name and its various lines of business; and,

         WHEREAS, SACA has certain outstanding creditors and adverse judgments entered against it; and,

         WHEREAS, EAI desires to purchase SACA's assets, including but not limited to its equipment, name and its various lines of business;

         NOW, THEREFORE, for good and valuable consideration as set forth herein, EAI and SACA agree as follows:

         1. EAI hereby assumes and specifically agrees to indemnify and hold SACA harmless from any and all claims, causes of action, or other liabilities, including but not limited to interest, costs, expenses, disbursements and attorneys' fees, that could, may or does attach to SAGA as of the date of this Agreement in, as a result of, or in any way related to any of SACA's obligations to its creditors and all adverse judgments entered against SACA except any obligations that SACA may have to the following as of the date of this Agreement:

                  A.       Continental Stock Transfer and Trust Company;
                  B.       Green, Holman, Frenia & Company, L.L.P.;
                  C.       Arab Commerce Bank; and,
                  D. Settlement amounts due upon the completion of a merger or other combination of SACA and another company.

         2. In exchange for EAI's assumption of liabilities and agreement to indemnify and hold SAGA harmless from the liabilities set forth in Paragraph 1, SACA hereby sells, transfers and assigns all of its assets, including but not limited to its equipment and various lines of business to EAI.

         3. In addition, and in exchange for EAI's assumption of liabilities and agreement to indemnify and hold SACA harmless from the liabilities set forth in Paragraph 1, SACA further agrees that in a contract to merge or otherwise combine with another company that it will contract with the other company to assign the name "Safe Alternatives Corporation of America, Inc." to EAI.





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         BY THEIR SIGNATURES  BELOW,  EACH PARTY HERETO  ACKNOWLEDGES  THAT THIS
AGREEMENT AFFECTS ITS LEGAL RIGHTS, HAS READ THIS AGREEMENT, AND HAS HAD AN OPPORTUNITY TO DISCUSS THIS AGREEMENT WITH AN ATTORNEY.



                                  Safe Alternatives Corporation of America, Inc.



Dated: 9/17/02                     /s/ Richard J. Fricke
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                                  Richard J. Fricke
                                  Director, Officer and Shareholder



Dated: 9/9/02                     Environmental Alternatives, Inc.
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                              By   /s/ Kenneth L. Hodgdon
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                              Its  President
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